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                                                                   Exhibit 10.13


                           CH2M HILL Companies, Ltd.
                   Deferred Compensation Retirement Program
                                 Plan Summary

Plan Objectives

CH2M HILL Companies, Ltd.'s Deferred Compensation Retirement Program (DCRP) is effective December 1, 1995 and has the following major objectives:

 . To provide you with a universal life policy with cash values which would help restore retirement benefits otherwise payable to you if not for governmental limitations

 .  To provide senior executives with a competitive retirement program

 .  To provide you with a wide array of payout options at retirement

Eligibility

Senior executive officers of CH2M HILL Companies, Ltd. and its subsidiaries who have base salaries $10,000 above the federally allowed maximum contribution and who have been selected by the Board of Directors as being eligible for participation in this Plan. The following positions have been approved by the Board for participation if the salary requirements have been obtained:

         President and CEO

         Chairman of the Board

         Chief Financial Officer

         Subsidiary Presidents

Other positions meeting the salary requirements and approved by the Board will be eligible for participation. The maximum participation level is such that total participant salaries may not exceed one percent of the total payroll of CH2M HILL Companies, Ltd.